EdR ANNOUNCES 2017 RESULTS AND 2018 FINANCIAL GUIDANCE

MEMPHIS, Tenn., February 20, 2018 - EdR (NYSE:EDR) (the "Company"), one of the nation’s largest developers, owners and managers of high-quality collegiate housing communities, today announced 2017 results and released financial guidance for 2018.
The following compares the Company's net income, operating income, same community net operating income and Core Funds From Operations ("FFO") for the quarter and year ended December 31, 2017 to the same periods in 2016 (in millions, except per share/unit data):

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Net income attributable to common shareholders:
Dollars	$25.4	$14.1	$47.4	$44.9
Per share/unit	$0.32	$0.19	$0.60	$0.65

Operating income	$32.0	$18.1	$63.0	$49.1

Same-community net operating income (NOI)	$43.4	$42.7	$143.5	$142.4

Core FFO:
Dollars	$44.7	$43.2	$141.5	$123.0
Per share/unit	$0.59	$0.59	$1.90	$1.77
Per share/unit percentage increase			7.3%

2017 Highlights

•	Core FFO per share/unit increased 7.3%,

•	Won seven on campus awards, including two in early 2018,

•	Delivered $281 million in owned developments,

•	Grew collegiate housing assets by 16%,

•	Increased quarterly dividend 2.6%, the 7th consecutive annual increase,

•	$900 million fully funded development pipeline representing a 32% growth in the portfolio, and

•	Debt to gross assets, net of sold but not yet settled ATM forward equity, of 21.4% at December 31, 2017.

Net Income Attributable to Common Stockholders

For the full year, net income attributable to common stockholders was $47.4 million, or $0.60 per diluted share, compared to $44.9 million, or $0.65 per diluted share. The $2.5 million increase in net income attributable to common stockholders for the year relates primarily to a $22.6 million increase in total community NOI offset by a $23.3 million reduction in gain on sale of collegiate housing assets.

Operating Income

For the full year, operating income increased $13.9 million, or 28.3%, over the prior year to $63.0 million. The $13.9 million increase for the full year relates primarily to a $22.6 million increase in total community NOI and a $7.1 million increase in other operating income offset by a $14.1 million increase in depreciation and amortization.

Core Funds from Operations

For the full year, Core FFO increased $18.5 million, or 15.0%, over the prior year to $141.5 million and Core FFO per share/unit increased $0.13, or 7.3%, to $1.90. The $18.5 million increase in Core FFO primarily relates to a $22.6 million increase in total community NOI.

Same-Community Results

For the full year, same-community NOI increased 0.8%, or $1.1 million, with revenue up 1.9% and a 3.7% growth in operating expenses. Expense growth was comprised of direct operating expense growth of 2.3% and an 8.2% growth in fixed costs, driven by a 10.3% increase in real estate taxes.

Investment Activity

The Company was recently awarded the right to negotiate two new on-campus developments at Sacramento State University and UMass Dartmouth.

The award at Sacramento State is expected to be a ONE Plan development with approximately 1,100 beds targeting a 2021 delivery.

The UMass Dartmouth award will be a third-party fee development that is expected to deliver approximately 1,200 beds in 2020.

With the addition of these two on-campus awards, the Company has been awarded a total of seven on-campus developments since the beginning of 2017, including:

•	Lehigh University - ONE Plan,

•	Mississippi State University - ONE Plan,

•	Cornell University - East Hill Village - ONE Plan,

•	University of South Florida - St. Petersburg - third-party development,

•	University of South Carolina - third-party development,

•	Sacramento State University - possible ONE Plan, and

•	UMass Dartmouth - third-party development.

Including active developments, 82% of the Company's ONE Plan assets and 77% of its total portfolio serve universities in the Ivy League and Power 5 conferences.

During 2017, the Company grew its collegiate housing assets by 16%, including the delivery of 3,318 beds at the University of Kentucky, Boise State University, Michigan State University, Texas State University and Northern Michigan University, for a total cost of $281 million, and the acquisition of communities at Oregon State University and Auburn University for an aggregate purchase price of $128 million.

The Company delivered the second phase of the three-phase ONE Plan development at Northern Michigan University as planned in January 2018, adding 433 beds for a cost of $24.6 million.
The Company's ONE Plan developments at Mississippi State University and Lehigh University, which were awarded in 2017, have been moved from recently awarded to active 2019 developments in the Company's fourth quarter financial supplement. The ONE Plan development at Mississippi State University is expected to deliver approximately 650 beds in summer 2019 for a total cost of $69.2 million. The ONE Plan development at Lehigh University is expected to deliver approximately 430 beds in 2019 for a total cost of $48.3 million.

As previously disclosed, the Company anticipates disposing of six to seven communities in 2018 and its initial guidance includes disposition proceeds of between $150 million and $225 million. Although there can be no assurances that any of the dispositions will close or close at the prices indicated, the Company anticipates the majority of the dispositions will close around the end of the first quarter with the remainder in the third quarter.
In total, the Company’s active 2018 and 2019 development pipeline, which represents a 32% growth in collegiate housing assets over December 31, 2017, now includes 12 developments with a total of 7,464 beds and total project development costs of approximately $900 million. Since its third quarter earnings release, the Company has accelerated the 2019 development at the University of Hawai'i to a summer 2018 delivery. All other active developments are progressing as expected for their targeted delivery.

Capital Structure

At December 31, 2017, the Company had cash and cash equivalents totaling $24.8 million and availability on its revolving credit facility of $151.0 million. The Company's net debt to gross assets was 27.0%, its net debt to EBITDA - adjusted was 3.3x, and its interest coverage ratio was 10.3x. The Company's debt to gross assets, net of the sold but not yet settled ATM forward equity proceeds was 21.4% at December 31, 2017.

The Company did not settle any additional ATM forward equity shares in the fourth quarter in anticipation of the disposition proceeds it expects to receive in the first quarter of 2018. At year end, the Company had 4.8 million forward equity shares sold under its ATM that have not yet been settled. The shares were sold at a weighted average net price of $41.56, representing approximately $190 million in future funding for its capital commitments and can be settled at the Company's option through December 2018.
Approximately $488 million of the Company's $900 million in capital commitments remains to be funded with $426 million anticipated to be spent in 2018 and the remainder in 2019. The Company expects to meet these capital commitments with existing cash, debt capacity, proceeds from the anticipated community dispositions and settling its existing $190 million of ATM forward equity shares that have already been sold. After doing so, the Company's projected debt to gross assets at December 31, 2018 would be 26%, which is within management’s targeted leverage range of 25% to 30%. Please see the Company's financial supplement for a schedule of sources and uses of capital for all announced transactions as well as pro forma debt to gross asset ratios including the impact of funding the commitments.

The Company's short interest of approximately 9% is elevated due to the outstanding ATM forward equity shares. The 4.8 million outstanding ATM forward equity shares represent approximately 70% of the short interest.

In February 2018, the Company amended its revolving credit facility that was set to mature in the fourth quarter of 2018. The amended facility has a term of five years, maturing in 2023, and the revolver capacity was expanded by $100 million to $600 million.

Market Supply and Demand

The 2018 supply and demand statistics for the Company's markets has been updated since the third quarter earnings release to 1) include the Hawai'i market as the Company's development in that market is now expected to deliver this summer, 2) update 2016 enrollment numbers for the last 15 of the Company's 47 markets that previously did not have final enrollment numbers available and 3) remove the communities the Company anticipates selling in 2018. Including these adjustments, the projected supply and enrollment growth in the Company's markets for 2018 is now 1.9% and 1.3%, respectively.

The anticipated gap for 2018 is consistent with the supply to enrollment gap EdR experienced in its markets over the previous five years as follows:

EdR Markets (% of enrollment):	2013	2014	2015	2016	2017(1)	2018 Est (2)
Projected new supply	2.2%	2.2%	2.0%	1.8%	2.1%	1.9%
Projected enrollment growth	1.3%	1.4%	1.5%	1.5%	1.4%	1.3%
	0.9%	0.8%	0.5%	0.3%	0.7%	0.6%

Same-community:
Occupancy increase (decrease)	3.0%	2.0%	0.4%	(1.1)%	(1.2)%
Rate increase	2.0%	2.0%	3.4%	3.4%	3.0%
Total leasing revenue growth	5.0%	4.0%	3.8%	2.3%	1.8%	3.0%	(3)

(1) Data includes the existing portfolio plus 2017 developments. The estimated enrollment growth is based on the 3-year enrollment CAGR through 2016 for the included communities.
(2) Data includes the existing portfolio plus 2018 developments but excludes communities the Company anticipates selling in 2018. The estimated enrollment growth is based on the 3-year enrollment CAGR through 2016 for the included communities.

(3) Represents the midpoint of 2018/2019 leasing guidance.

The Company provides additional enrollment and supply information by market in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

2018 Financial Guidance Summary

Based upon the Company’s current estimates, 2018 full year financial guidance is as follows:

	Without Capital Transactions		With Capital Transactions
	Low	High	Low	High
Projected Earnings per Share/Unit – Diluted	$0.56	$0.62	$0.58	$0.63
Projected FFO per share/unit	$1.83	$1.93	$1.75	$1.85
Projected Core FFO per share/unit	$1.89	$1.99	$1.81	$1.91
Projected Shares/Units (in millions)	76.4		77.9
Projected Debt to Gross Assets - 12/31/2018	36%		26%

Capital transactions include the settlement of 4.8 million ATM forward equity shares that have already been sold and the top end of the previously announced $150 million to $225 million of anticipated dispositions.

The following compares the midpoint of 2018 Core FFO per share/unit guidance to results for 2017 (in millions, except per share/unit amounts):

	Core FFO	Core FFO per Share/Unit	Weighted Average Shares/Units	Total Shares/Units Outstanding
Full Year 2017	$141.5	$1.90	74.5	76.4

Impact of difference in weighted average shares and shares outstanding at 12/31/2017	—	(0.05)	1.9	—
Increase in community NOI	25.4	0.33	—	—
Decrease in third-party fee revenue	(6.2)	(0.08)	—	—
Decrease in general and administrative expense	4.3	0.06	—	—
Increase in interest expense, net	(16.9)	(0.22)	—	—
All other, net	0.2	—	—	—
Midpoint of 2018 Core FFO guidance without Capital Transactions	$148.3	$1.94	76.4	76.4

Decrease in NOI from asset dispositions	(10.4)	(0.14)	—	—
Net impact on interest expense and share count from anticipated dispositions and settling 4.8 million already sold ATM forward equity shares	7.0	0.06	1.5	4.8
Midpoint of 2018 Core FFO Guidance with Capital Transactions	$144.9	$1.86	77.9	81.2

The midpoint of 2018 Core FFO per share guidance with capital transactions is $1.86, a $0.04 or 2.1% reduction from 2017. The primary reasons are (i) an $0.08 decrease in timing of third-party fee revenue and (ii) the combined $0.08 dilution from settling ATM forward equity shares and anticipated property dispositions to invest in active developments.

A reconciliation of 2018 GAAP net income guidance to 2018 FFO and Core FFO guidance is provided in the tables accompanying this release.

Guidance Assumptions

Same-Community:

Full year revenue growth	0.8% to 1.8%
Full year operating expense	3.0% to 4.0%
Full year NOI	(0.5)% to 0.5%

Leasing expectations for 2018/2019 lease-term revenue growth:
Leasing same-community (financial same-community in 2019)	2.0% to 4.0%
2018 financial same-community	1.5% to 3.0%

Leasing same-community (financial same-community in 2019) represents the communities the Company has leased for the current and prior lease up, consistent with how leasing results have historically been reported. The difference between this and 2018 financial same-community relates primarily to the Company's 2017 acquisition and development communities, which have been leased for both lease terms but do not roll into same-communities for financial reporting purposes until January 2019.

Developments

•	The University of Hawai'i development is accelerated from a 2019 delivery to summer 2018.

•	While management believes the Company's Oklahoma State University development will deliver in 2018, guidance reflects no property level NOI from this community in 2018.

•
Consistent with the Company's investment underwriting, guidance reflects a marginally lower opening occupancy on 2018 development deliveries than prior years due to stabilization occurring at a slower pace than historically.

•	2019 developments are assumed to be approximately $118 million, which includes the two announced ONE Plan developments at Mississippi State University and Lehigh University.

•
In total, guidance includes approximately $900 million of known developments delivering in 2018 and 2019, with $488 million left to be funded by the Company’s balance sheet, $426 million of which is expected to be funded in 2018.

•	The timing of actual development spend may vary significantly from the above amounts.

Dispositions

Guidance assumes the disposition of six to seven assets in 2018 for $150 million to $225 million. Although there can be no assurance that any of these assets will be sold, or at the prices indicated, we believe the majority of these sales will close in the first quarter, with the remainder in the third quarter.

Capital Sources and Uses

The following reflects projected capital sources and uses included in the Company’s guidance for 2018 (in millions):

Capital Sources
Settle existing ATM forward equity shares - 4.8 million shares	$190
Proceeds from dispositions	225
Increase in debt	11
$426

Capital Uses
2018 Developments	$372
2019 Developments	54
$426

Balance Sheet Management

The Company’s balance sheet strategy is to maintain conservative current and future leverage metrics when factoring in its development pipeline and any acquisition commitments. The Company's debt to gross asset leverage target is 25% - 30%.

The following reflects estimated debt to gross assets at December 31, 2018, assuming:

No capital transactions	36%
Settling the ATM forward equity shares	(5)%
Closing top end of disposition guidance	(5)%
With capital transactions	26%

See pages 24-28 in the supplemental financial information for additional details on earnings guidance assumptions.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 10 a.m. Eastern Standard Time on Tuesday, February 20, 2018.  The call will be hosted by Randy Churchey, EdR's chairman and chief executive officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the Company's investor relations Web site at www.EdRTrust.com.
The replay of the call will be available at approximately 1:00 p.m. Eastern Time on Tuesday, February 20, 2018 through 11:59 p.m. Eastern Time on Tuesday, March 6, 2018.  To access the replay, the domestic dial-in number is (844) 512-2921, the international dial-in number is (412) 317-6671, and the passcode is 13675625.  The archive of the webcast will be available on the Company's Web site for a limited time.

About EdR

One of America's largest owners, developers and managers of collegiate housing, EdR (NYSE:EDR) is a self-administered and self-managed real estate investment trust that owns or manages 85 communities with more than 45,500 beds serving 53 universities in 26 states. EdR is a member of the Russell 2000 Index, the S&P MidCap 400 and the Morgan Stanley REIT indices. For details, please visit the Company's Web site at www.EdRtrust.com.

Contact:
J. Drew Koester
Senior Vice President
Capital Markets and Investor Relations
(901) 259-2500

Bill Brewer
Executive Vice President and
Chief Financial Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

No Offer of Securities

Nothing in this press release shall constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any offer or sale of securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.  Any offering of securities will be made only by means of an applicable prospectus.

Non-GAAP Financial Measures
Funds from Operations (FFO)
As defined by the National Association of Real Estate Investment Trusts ("NAREIT"), FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of collegiate housing assets and impairment write-downs of depreciable real estate plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company's operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from collegiate housing asset dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and by the October 2011 guidance described above), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. We believe that net income is the most directly comparable GAAP measure to FFO available to stockholders and unitholders. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

The Company also uses core funds from operations, or Core FFO, as an operating performance measure. Core FFO available to stockholders and unitholders is defined as FFO adjusted to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs and noncash fair value adjustments and severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition management uses Core FFO in the assessment of our operating performance and comparison to its industry peers and believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company's results to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)
The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding third-party management fees and expenses, third-party development consulting fees and expenses, depreciation, amortization, other operating expense related to noncash adjustments, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and resident base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Debt to Gross Assets
Debt to gross assets is defined as total debt, excluding the unamortized deferred financing costs, divided by gross assets, or total assets excluding accumulated depreciation on real estate assets. We also refer to net debt to gross assets. Net debt is defined as total debt, excluding the unamortized deferred financing costs and less cash. We consider debt to gross assets and net debt to gross assets useful to an investor in evaluating our leverage and in assessing our capital structure, because it excludes noncash items such as accumulated depreciation and provides a more accurate depiction of our capital structure. Debt to gross assets and net debt to gross assets should only be used as an alternative measure of the Company's financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)
Adjusted EBITDA is defined as GAAP net income excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets; (5) gain on sale of collegiate housing properties; (6) interest expense and interest income; (7) amortization of deferred financing costs; (8) income tax expense (benefit); (9) noncontrolling interests; (10) other operating expense related to noncash adjustments and (11) loss on extinguishment of debt. Management considers Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

Interest Coverage Ratio
Interest Coverage Ratio is defined as Adjusted EBITDA divided by interest expense. We consider the interest coverage ratio a useful metric for investors as it provides a widely-used measure of our ability to service our debt obligations, as well as compare leverage between REITs.

EdR AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
(Unaudited)

	December 31, 2017	December 31, 2016

Assets
Collegiate housing properties, net	$2,425,031	$2,108,706
Assets under development	487,887	289,942
Cash and cash equivalents	24,787	34,475
Restricted cash	4,368	7,838
Other assets	73,091	65,224

Total assets	$3,015,164	$2,506,185

Liabilities and equity
Liabilities:
Unsecured debt, net of unamortized deferred financing costs	933,449	454,676
Mortgage and construction loans, net of unamortized deferred financing costs	—	62,520
Accounts payable and accrued expenses	162,434	127,872
Deferred revenue	20,473	20,727
Total liabilities	1,116,356	665,795

Commitments and contingencies	—	—

Redeemable noncontrolling interests	52,843	38,949

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 75,779,932 and 73,075,455 shares issued and outstanding as of December 31, 2017 and 2016, respectively	757	731
Preferred shares, $0.01 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	1,844,639	1,802,852
Retained earnings	—	—
Accumulated other comprehensive loss	(660)	(3,564)
Total EdR stockholders’ equity	1,844,736	1,800,019
Noncontrolling interests	1,229	1,422
Total equity	1,845,965	1,801,441

Total liabilities and equity	$3,015,164	$2,506,185

EdR AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended December 31,
	2017	2016
Revenues:
Collegiate housing leasing revenue	$91,786	$80,437
Third-party development consulting services	1,063	636
Third-party management services	1,102	1,032
Operating expense reimbursements	1,915	2,119
Total revenues	95,866	84,224

Operating expenses:
Collegiate housing leasing operations	32,067	27,811
Development and management services	3,253	2,706
General and administrative	2,717	2,422
Development pursuit, acquisition costs and severance	2,067	292
Depreciation and amortization	22,693	22,462
Ground lease expense	3,965	3,633
Loss on impairment of collegiate housing properties	—	2,500
Other operating (income) expense(1)	(4,837)	2,146
Reimbursable operating expenses	1,915	2,119
Total operating expenses	63,840	66,091

Operating income	32,026	18,133

Nonoperating (income) expenses:
Interest expense	4,894	3,345
Amortization of deferred financing costs	389	351
Interest income	(32)	(61)
Total nonoperating expenses	5,251	3,635

Income before equity in (losses) earnings of unconsolidated entities and income taxes	26,775	14,498

Equity in (losses) earnings of unconsolidated entities	(206)	289
Income before income taxes	26,569	14,787
Less: Income tax expense	1,532	460
Net income	25,037	14,327
Less: Net (loss) income attributable to the noncontrolling interests	(341)	194
Net income attributable to Education Realty Trust, Inc.	$25,378	$14,133

Other comprehensive income:
Gain on cash flow hedging derivatives	1,824	4,748
Comprehensive income attributable to Education Realty Trust, Inc.	$27,202	$18,881

Earnings per share information:

Net income attributable to Education Realty Trust, Inc. common stockholders per share – basic and diluted	$0.32	$0.19

Weighted average share of common stock outstanding – basic	76,204	73,357

Weighted average share of common stock outstanding – diluted	76,388	73,595
(1) Included in other operating income (expense) for the period above are the changes in fair value of contingent consideration liabilities associated with two of our 2016 acquisitions. Also included in other operating income for the fourth quarter 2017 was a $4.8 million gain on the settlement of a dispute that arose with the seller of one of our acquired properties post-acquisition.

EdR AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Year ended December 31,
	2017	2016
Revenues:
Collegiate housing leasing revenue	$313,727	$274,187
Third-party development consulting services	5,256	2,364
Third-party management services	3,736	3,588
Operating expense reimbursements	8,347	8,829
Total revenues	331,066	288,968

Operating expenses:
Collegiate housing leasing operations	128,358	111,378
Development and management services	14,147	10,671
General and administrative	11,441	10,413
Development pursuit, acquisition costs and severance	2,928	1,190
Depreciation and amortization	95,501	81,413
Ground lease expense	13,424	12,462
Loss on impairment of collegiate housing properties	—	2,500
Other operating (income) expense(1)	(6,041)	1,046
Reimbursable operating expenses	8,347	8,829
Total operating expenses	268,105	239,902

Operating income	62,961	49,066

Nonoperating (income) expenses:
Interest expense	15,268	15,454
Amortization of deferred financing costs	1,574	1,731
Interest income	(98)	(490)
Loss on extinguishment of debt	22	10,611
Total nonoperating expenses	16,766	27,306

Income before equity in losses of unconsolidated entities, income taxes and gain on sale of collegiate housing properties	46,195	21,760

Equity in losses of unconsolidated entities	(65)	(328)
Income before income taxes and gain on sale of collegiate housing properties	46,130	21,432
Less: Income tax expense	584	684
Income before gain on sale of collegiate housing properties	45,546	20,748
Gain on sale of collegiate housing properties	691	23,956
Net income	46,237	44,704
Less: Net loss attributable to the noncontrolling interests	(1,203)	(220)
Net income attributable to Education Realty Trust, Inc.	$47,440	$44,924

Other comprehensive income:
Gain on cash flow hedging derivatives	$2,904	$1,911
Comprehensive income attributable to Education Realty Trust, Inc.	$50,344	$46,835

Earnings per share information:
Net income attributable to Education Realty Trust, Inc. common stockholders per share – basic and diluted	$0.60	$0.65

Weighted average share of common stock outstanding – basic	74,263	69,336
Weighted average share of common stock outstanding – diluted	74,465	69,600
(1) Included in other operating income (expense) for the period above are the changes in fair value of contingent consideration liabilities associated with two of our 2016 acquisitions. Also included in other operating income for the year ended December 31, 2017 was a $4.8 million gain on the settlement of a dispute that arose with the seller of one of our acquired properties post-acquisition.

EdR AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO FFO AND CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016

Net income attributable to EdR	$25,378	$14,133	$47,440	$44,924

Gain on sale of collegiate housing assets	—	—	(691)	(23,956)
Impairment losses	—	2,500	—	2,500
Real estate related depreciation and amortization	22,074	22,229	93,390	79,653
Equity portion of real estate depreciation and amortization on equity investees	913	676	2,923	2,699
Noncontrolling interests	34	154	(309)	153
Funds from operations ("FFO") available to stockholders and unitholders	$48,399	$39,692	$142,753	$105,973

FFO adjustments:
Loss on extinguishment of debt	—	—	22	10,611
Acquisition costs	8	206	35	619
Change in fair value of contingent consideration liability and settlement(1)	(4,837)	2,146	(6,041)	1,046
Straight-line adjustment for ground leases (2)	1,170	1,175	4,696	4,731
FFO adjustments	(3,659)	3,527	(1,288)	17,007

Core funds from operations ("Core FFO") available to stockholders and unitholders	$44,740	$43,219	$141,465	$122,980

Earnings per share - diluted (3)	$0.32	$0.19	$0.60	$0.65

FFO per weighted average share/unit (4)	$0.63	$0.54	$1.92	$1.52

Core FFO per weighted average share/unit (4)	$0.59	$0.59	$1.90	$1.77

Weighted average shares/units (4)	76,388	73,595	74,465	69,600

(1) Included in this line item for the periods above are the changes in fair value of contingent consideration liabilities associated with two of our 2016 acquisitions. Also included for the fourth quarter 2017 was a $4.8 million gain on the settlement of a dispute that arose with the seller of one of our acquired properties post-acquisition.

(2) This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3) The numerator for earnings per share - diluted also includes $0.7 million and $2.7 million of accretion of redeemable noncontrolling interests for the three and twelve months ended December 31, 2017, respectively.

(4) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
2018 GUIDANCE – RECONCILIATION OF GAAP NET INCOME TO FFO and CORE FFO
(Amounts in thousands, except share/unit and per share/unit data)
(Unaudited)

	Year ending December 31, 2018
	Without Capital Transactions		With Capital Transactions
	Low End	High End	Low End	High End

Net income attributable to EdR (1)	$45,300	$49,200	$47,000	$51,400

Real estate related depreciation and amortization	94,500	98,500	89,200	93,200
Equity portion of real estate depreciation and amortization on equity investees	2,400	2,400	2,400	2,400
Redeemable noncontrolling interests	(400)	(400)	(400)	(400)
Noncontrolling interest depreciation	(2,100)	(2,100)	(2,100)	(2,100)
Funds from operations ("FFO") available to stockholders and unitholders	139,700	147,600	136,100	144,500

FFO adjustments:
Straight-line adjustment for ground leases (2)	4,600	4,600	4,600	4,600
FFO adjustments	4,600	4,600	4,600	4,600

Core funds from operations ("Core FFO") available to stockholders and unitholders	$144,300	$152,200	$140,700	$149,100

Earnings per share – diluted (3)	$0.56	$0.62	$0.58	$0.63

FFO per weighted average share/unit (4)	$1.83	$1.93	$1.75	$1.85

Core FFO per weighted average share/unit (4)	$1.89	$1.99	$1.81	$1.91

Weighted average shares/units (4)	76,400	76,400	77,900	77,900

Notes:
(1) Does not include any gain or loss on dispositions included in 2018 guidance.
(2) This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3) The numerator for earnings per share - diluted also includes $2.2 million of accretion of redeemable noncontrolling interests for the year ended December 31, 2018.
(4) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income to NOI for the three months and year ended December 31, 2017 and 2016 (in thousands):

	For the three months ended December 31,		For the year ended December 31,
	2017	2016	2017	2016
Operating income	$32,026	$18,133	$62,961	$49,066
Less: Third-party development services revenue	(1,063)	(636)	(5,256)	(2,364)
Less: Third-party management services revenue	(1,102)	(1,032)	(3,736)	(3,588)
Less: Other operating (income) expense	(4,837)	2,146	(6,041)	1,046
Plus: Development and management services expenses	3,253	2,706	14,147	10,671
Plus: General and administrative expenses, development pursuit, acquisition costs and severance	4,784	2,714	14,369	11,603
Plus: Ground leases	3,965	3,633	13,424	12,462
Plus: Impairment loss on collegiate housing properties	—	2,500	—	2,500
Plus: Depreciation and amortization	22,693	22,462	95,501	81,413
NOI	$59,719	$52,626	$185,369	$162,809

The following is a reconciliation of the Company's GAAP net income to Adjusted EBITDA for the years ended December 31, 2017 and 2016 (in thousands):

	For the year ended December 31,
	2017	2016
Net income attributable to common stockholders	$47,440	$44,924
Straight line adjustment for ground leases	4,696	4,731
Acquisition costs	35	619
Depreciation and amortization	95,501	81,413
Loss on impairment of collegiate housing assets	—	2,500
Gain on sale of collegiate housing assets	(691)	(23,956)
Interest expense	15,268	15,454
Amortization of deferred financing costs	1,574	1,731
Interest income	(98)	(490)
Loss on extinguishment of debt	22	10,611
Income tax expense	584	684
Other operating (income) expense(1)	(6,041)	1,046
Noncontrolling interests	(1,203)	(220)
Adjusted EBITDA	$157,087	$139,047
Annualize acquisitions, developments and dispositions (2)	8,002	9,938
Pro Forma Adjusted EBITDA	$165,089	$148,985

(1) Included in other operating income (expense) for the periods above are the changes in fair value of contingent consideration liabilities associated with two of our 2016 acquisitions. Also included in other operating income in 2017 was a $4.8 million gain on the settlement of a dispute that arose with the seller of one of our acquired properties post-acquisition.

(2) Pro forma adjustment to reflect all acquisitions, development deliveries and dispositions as if such transactions had occurred on the first day of the period presented.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of our GAAP total debt to gross assets as of December 31, 2017 and 2016 (dollars in thousands):

	December 31, 2017		December 31, 2016
Unsecured debt, excluding unamortized deferred financing costs of $3,051 and $2,824 as of December 31, 2017 and 2016, respectively	$936,500		$457,500
Mortgage and construction loans, excluding unamortized deferred financing costs of $56 as of December 31, 2016	—		62,576
Total debt, excluding unamortized deferred financing costs	936,500		520,076
Less: Cash	24,787		34,475
Net debt	$911,713		$485,601

Total assets	$3,015,164		$2,506,185
Accumulated depreciation(1)	385,118		311,069
Gross assets	$3,400,282		2,817,254

Debt to gross assets	27.5%		18.5%
Net debt to gross assets(2)	27.0%		17.5%

Interest coverage (TTM)(3)	10.3	x	9.0	x
Net debt to EBITDA - Adjusted (TTM)(4)	3.3	x	1.7	x

Net debt	$911,713		$485,601
Less: Undrawn forward equity proceeds	190,215		288,650
Debt, net of cash and undrawn forward equity proceeds	$721,498		$196,951

Gross assets	$3,400,282		$2,817,254
Less: Cash	24,787		34,475
Gross assets(5)	$3,375,495		$2,782,779

Debt, net of cash and undrawn forward equity proceeds to gross assets(5)	21.4%		7.1%

(1) Represents accumulated depreciation on real estate assets.
(2) Gross assets used in the net debt to gross assets calculation excludes $24.8 million cash on hand at December 31, 2017.
(3) Equals Adjusted EBITDA of $157.1 million divided by interest expense of $15.3 million. See page 18 for reconciliation to Adjusted EBITDA.
(4) Net Debt to EBITDA - Adjusted is calculated to normalize the impact of non-producing construction debt. In the calculation, Net Debt is total debt (excluding the unamortized deferred financing costs) less cash and excludes non income-producing debt related to assets under development at time of calculation. EBITDA is Proforma Adjusted EBITDA, which includes proforma adjustments to reflect all acquisitions, development deliveries and dispositions as if such had occurred at the beginning of the 12 month period being presented.

(5) Gross assets used in the debt, net of cash and undrawn forward equity proceeds calculation excludes accumulated depreciation of $385.1 million and cash of $24.8 million at December 31, 2017.